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                                                                    EXHIBIT 12.1


                      VISTEON CORPORATION AND SUBSIDIARIES

           CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          (dollar amounts in millions)

                                               First                        For the Year Ended December 31,
                                               Half       -----------------------------------------------------------------------
                                               2000           1999           1998         1997           1996          1995
                                           -------------  -------------  ------------- -------------  ------------- -------------
Earnings
--------
  Income before income taxes                $    503       $   1,172       $   1,116     $   815        $   604       $    370

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                (6)            (23)             (9)        (13)           (31)           (17)
  Adjusted fixed charges a/                      103             172             104          98             90            105
                         -                 -------------  -------------   ------------- -------------  ------------- -------------
    Earnings                                $    600       $   1,321       $   1,211     $   900        $   663       $    458
                                           =============  =============   ============= =============  ============= =============

Fixed Charges
-------------
  Interest expense b/                       $     91       $     149       $      86    $     94        $    79       $     79
                   -
  Interest portion of rental expense c/           14              24              17          12              7             33
                                     -      -------------  -------------  ------------- ------------  ------------- -------------
    Fixed charges
                                            $    105       $     173       $     103    $    106        $    86       $    112
                                            =============  =============  ============= ============  ============= =============
Ratios
------
  Ratios of earnings to fixed charges            5.7             7.6            11.8         8.5            7.7            4.1

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a/ Fixed charges, as shown above, adjusted to exclude the amount of interest
-
capitalized during the period.

b/ Includes interest, whether expensed or capitalized, and amortization of debt
-
expense and discount or premium relating to any indebtedness.

c/ One-third of all rental expense is deemed to be interest.